As filed with the Securities and Exchange Commission on May 6, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Excel Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	27-1493212
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(858) 613-1800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gary B. Sabin

Chairman and Chief Executive Officer

Excel Trust, Inc.

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(858) 613-1800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Craig M. Garner, Esq.

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, California 92130

(858) 523-5400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount Being Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,149,055 shares	$11.63	$13,363,510	$1,552

(1)	Including an indeterminate number of shares which may be issued by Excel Trust, Inc. with respect to such shares of common stock by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise.
(2)	Based upon the average of the high and low prices of our common stock reported on the New York Stock Exchange on May 3, 2011, pursuant to Rule 457(c) of the Securities Act of 1933, as amended.
(3)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 6, 2011

PROSPECTUS

1,149,055 Shares

Excel Trust, Inc.

Common Stock

This prospectus relates to the possible resale, from time to time, by the selling stockholders named in this prospectus of up to 507,993 shares of our common stock initially issued in private placements in May 2010 in connection with our formation transactions. This prospectus also relates to the possible issuance of up to 641,062 shares of our common stock in exchange for units representing limited partnership interests, or partnership units, in Excel Trust, L.P., or our operating partnership, upon any redemption by one or more of the limited partners pursuant to their contractual rights, and the possible resale from time to time of some or all of such shares of common stock by the selling stockholders named in this prospectus. We are registering the applicable shares of our common stock to provide the selling stockholders with freely tradable securities. The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any of the holders of partnership units will redeem their units, that upon any such redemption we will elect, in our sole and absolute discretion, to exchange some or all of the partnership units for shares of our common stock rather than cash, or that any shares of our common stock will be sold by the selling stockholders.

We will receive no proceeds from any issuance of the shares of our common stock covered by this prospectus to the selling stockholders or from any sale of such shares by the selling stockholders, but we have agreed to pay certain registration expenses relating to such shares of our common stock. The selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus.

To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, or REITs, our charter contains certain restrictions relating to the ownership and transfer of our capital stock. See “Restrictions on Ownership and Transfer” beginning on page 12 of this prospectus.

Our common stock currently trades on the New York Stock Exchange, or NYSE, under the symbol “EXL.” On May 3, 2011, the last reported sales price of our common stock on the NYSE was $11.64 per share.

You should consider the risks that we have described in “Risk Factors” on page 1 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011

References in this prospectus to “we,” “our,” “us” and “our company” refer to Excel Trust, Inc., a Maryland corporation, Excel Trust, L.P., and any of our other subsidiaries. Excel Trust, L.P. is a Delaware limited partnership of which we are the sole general partner and to which we refer in this prospectus as our operating partnership.

You should rely only on the information contained in this prospectus. Neither we nor any of the selling stockholders have authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, and this prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for more information.

EXCEL TRUST

We are a vertically integrated, self-administered, self-managed real estate firm with the principal objective of acquiring, financing, developing, leasing, owning and managing value oriented community and power centers, grocery anchored neighborhood centers and freestanding retail properties. Our strategy is to acquire high quality, well-located, dominant retail properties that generate attractive risk-adjusted returns. We target competitively protected properties in communities that have stable demographics and have historically exhibited favorable trends, such as strong population and income growth. We consider competitively protected properties to be located in the most prominent shopping districts in their respective markets, ideally situated at major “Main and Main” intersections. We seek investment opportunities throughout the United States, but focus on the Northeast, Northwest and Sunbelt regions. We generally lease our properties to national and regional supermarket chains, big-box retailers and select national retailers that offer necessity and value oriented items and generate regular consumer traffic. Our tenants carry goods that are less impacted by fluctuations in the broader U.S. economy and consumers’ disposable income, which we believe generates more predictable property-level cash flows.

As of March 31, 2011, we owned a portfolio consisting of 22 retail operating properties totaling approximately 2.6 million square feet of gross leasable area, which were approximately 94% leased and had a weighted average age of approximately five years, based on gross leasable area. In addition, we own one commercial office property totaling 82,157 square feet of gross leasable area, which was 96% leased as of March 31, 2011. We utilize a portion of this commercial building as our headquarters. We also own two land parcels comprising approximately 31 acres slated for retail development; a 50% interest in Northside Plaza, which is a 243,000 square foot property located in Dothan, Alabama, that is currently being redeveloped; and one mortgage note receivable.

We were organized as a Maryland corporation on December 15, 2009 and intend to elect to be taxed as a REIT beginning with our taxable year ended December 31, 2010. We conduct substantially all of our business through Excel Trust, L.P., a Delaware limited partnership. We are the sole general partner of our operating partnership. Our primary offices are located in San Diego, California and Salt Lake City, Utah. Our headquarters is located at 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128. Our telephone number at that location is (858) 613-1800. Our internet address is www.ExcelTrust.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission.

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, the risks discussed below and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, before exchanging partnership units for shares of our common stock or purchasing shares of our common stock from the selling stockholders. Please also refer to the section below entitled “Forward-Looking Statements.”

Risks Related to Exchange of Partnership Units for Common Stock

The exchange of partnership units for our common stock is a taxable transaction.

The exchange of partnership units for shares of our common stock will be treated for United States federal income tax purposes as a sale of the partnership units by the limited partner making the exchange. A limited partner will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the “amount realized” by the limited partner in the exchange and the limited partner’s adjusted tax basis in the partnership units exchanged. Generally, the amount realized by a limited partner on an exchange will be the fair market value of the shares of our common stock received in the exchange, plus the amount of our operating partnership’s liabilities allocable to the partnership units being exchanged. The recognition of any loss resulting from an exchange of partnership units for shares of our common stock is subject to a number of limitations set forth in the Internal Revenue Code of 1986, as amended, or the Code. It is possible that the amount of gain recognized or even the tax liability resulting from the gain could exceed the value of the shares of our common stock received upon the exchange. In addition, the ability of a limited partner to sell a substantial number of shares of our common stock in order to raise cash to pay tax liabilities associated with the exchange of our partnership units may be restricted and, as a result of stock price fluctuations, the price the holder receives for the shares of our common stock may not equal the value of the partnership units at the time of the exchange.

An investment in our common stock is different from an investment in partnership units.

If a limited partner exchanges his or her partnership units for shares of our common stock, he or she will become one of our stockholders rather than a limited partner in our operating partnership. Although the nature of an investment in our common stock is similar to an investment in partnership units, there are also differences between ownership of partnership units and ownership of our common stock. These differences include:

•	form of organization,

•	management control,

•	voting and consent rights,

•	liquidity, and

•	federal income tax considerations.

See “Exchange of Partnership Units for Common Stock.”

Risks Related to Ownership of Our Common Stock

Market interest rates may have an effect on the value of our common stock.

One of the factors that will influence the price of our common stock will be the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decline.

The number of shares available for future sale could adversely affect the market price of our common stock.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Sales of substantial amounts of shares of our common stock in the public market, or upon exchange of partnership units under this prospectus, or the perception that such sales might occur could adversely affect the market price of our common stock.

The exchange of partnership units for our common stock, the exercise of any options or the vesting of any restricted stock granted to certain directors, officers and other employees under the 2010 Equity Incentive Award Plan of Excel Trust, Inc. and Excel Trust, L.P., the issuance of our common stock or partnership units in connection with property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of our common stock, and the existence of partnership units, options, shares of our common stock reserved for issuance as restricted shares of our common stock or upon exchange of partnership units or conversion of preferred stock or other securities may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of shares of our common stock may be dilutive to existing stockholders.

Our share price could be volatile and could decline, resulting in a substantial or complete loss on our stockholders’ investment.

The stock markets, including the NYSE, on which we list our common stock, have experienced significant price and volume fluctuations. As a result, the market price of our common stock could be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

•	our operating performance and the performance of other similar companies,

•	actual or anticipated differences in our operating results,

•	changes in our revenue or earnings estimates or recommendations by securities analysts,

•	publication of research reports about us or our industry by securities analysts,

•	changes in market valuations of similar companies,

•	adverse market reaction to any additional debt we incur in the future,

•	additions and departures of key personnel,

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy,

•	the passage of legislation or other regulatory developments that adversely affect us or our industry,

•	speculation in the press or investment community,

•	the realization of any of the other risk factors presented or incorporated by reference in this prospectus,

•	actions by institutional stockholders,

•	changes in accounting principles,

•	terrorist acts, and

•	general market conditions, including factors unrelated to our performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

In the future, we may increase our capital resources by making offerings of debt or preferred equity securities, including trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this process, selling stockholders named in this prospectus may sell our common stock from time to time. This prospectus provides you with a general description of our common stock that any selling stockholders may offer. Each time selling stockholders sell shares of our common stock, the selling stockholders will provide a prospectus and any prospectus supplement containing specific information about the terms of the applicable offering, as required by law. Such prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” before you decide whether to invest in our common stock.

Selling stockholders may offer the shares directly, through agents, or to or through underwriters. A prospectus supplement may describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of the securities. See “Plan of Distribution” on page 9 for more information on this topic.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s website, www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of our common stock registered hereby. This prospectus and any applicable prospectus supplement do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and any applicable prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus and any applicable prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s website, www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, in any other document we subsequently file with the Securities and Exchange Commission that is also incorporated or deemed to be incorporated by reference in this prospectus or in any applicable prospectus supplement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. We incorporate by reference the following documents we filed with the Securities and Exchange Commission:

•	our Annual Report on Form 10-K for the year ended December 31, 2010,

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2011,

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2011,

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 31, 2011,

•	our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 24, 2011,

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 25, 2011,

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 7, 2011,

•	our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 4, 2011,

•	our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 4, 2011,

•	the description of our common stock included in our registration statement on Form 8-A filed with the Securities and Exchange Commission on April 16, 2010, and

•

all documents filed by us with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the underlying securities.

We also specifically incorporate by reference any documents filed by us with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Securities and Exchange Commission, such information or exhibit is specifically not incorporated by reference in this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A request should be addressed in writing to Excel Trust, Inc., 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128, Attention: Secretary or by telephone at (858) 613-1800.

FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents that we incorporate by reference in each contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act and Section 21E of the Exchange Act). Also, documents we subsequently file with the Securities and Exchange Commission and incorporate by reference will contain forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and our statements regarding anticipated growth in our funds from operations, or FFO, and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in the retail industry or the markets in which we operate,

•	changes in local, regional and national economic conditions,

•	our inability to compete effectively,

•	our inability to collect rent from tenants,

•	defaults on or non-renewal of leases by tenants,

•	increased interest rates and operating costs,

•	decreased rental rates or increased vacancy rates,

•	our failure to obtain necessary outside financing on favorable terms or at all,

•	changes in the availability of additional acquisition opportunities,

•	our inability to successfully complete real estate acquisitions,

•	our failure to successfully operate acquired properties and operations,

•	our failure to qualify or maintain our status as a REIT,

•	government approvals, actions and initiatives, including the need for compliance with environmental requirements,

•	financial market fluctuations,

•	changes in real estate and zoning laws and increases in real property tax rates,

•	the effects of earthquakes and other natural disasters, and

•	lack of or insufficient amounts of insurance.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors,” including the risks incorporated therein from our most recent Annual Report on Form 10-K, as updated by our future filings.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part pursuant to our contractual obligation to the holders of our common stock and partnership units named in the section entitled “Selling Stockholders.” We will not receive any of the proceeds from the issuance of shares of our common stock to such holders or the resale of shares of our common stock from time to time by such selling stockholders.

The selling stockholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.

SELLING STOCKHOLDERS

The “selling stockholders” are the people or entities who hold shares of our common stock registered pursuant to this registration statement or who may receive such shares upon exchange of partnership units. The following table provides the names of the selling stockholders, the maximum number of shares of our common stock issuable to such selling stockholders in the exchange and the aggregate number of shares of our common stock that will be owned by such selling stockholders after the exchange, in each case as of March 31, 2011. Since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus or that the selling stockholders will own upon completion of the offering to which this prospectus relates.

The selling stockholders named below and their respective pledgees, donees and other successors in interest may from time to time offer the shares of our common stock offered by this prospectus:

Name	Shares of Our Common Stock Owned Prior to the Exchange	Maximum Number of Shares of Our Common Stock Issuable in the Exchange and Available for Resale	Shares of Our Common Stock Owned Following the Exchange(1)(2)		Maximum Number of Shares of Our Common Stock to be Resold	Shares of Our Common Stock Owned after Resale(2)(3)
			Shares	Percent		Shares	Percent
Gary B. Sabin Family Trust dated May 20, 1982 (4)	351,064	471,370	822,434	7.8%	822,434	—	*
Excel Realty Fund (5)	156,929	—	156,929	*	156,929	—	*
James Y. Nakagawa (6)	93,628	56,564	150,192	*	56,564	93,628	*
Mark T. Burton (7)	93,628	56,564	150,192	*	56,564	93,628	*
S. Eric Ottesen (8)	93,628	56,564	150,192	*	56,564	93,628	*

Total					1,149,055

*	Less than 1%.
(1)	Amounts assume that all partnership units are exchanged for shares of our common stock. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock issued in exchange for partnership units of only such selling stockholder. Also assumes that no transactions with respect to our common stock or partnership units occur other than the exchange.
(2)	Based on a total of 16,576,831 shares of our common stock outstanding as of March 31, 2011.
(3)	Assumes the selling stockholders sell all of their shares of our common stock offered pursuant to this prospectus. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock issued in exchange for partnership units of only such selling stockholder.
(4)	Gary B. Sabin serves as our Chairman and Chief Executive Officer and is the trustee of the Gary B. Sabin Family Trust dated May 20, 1982.
(5)	Mr. Sabin, our Chairman and Chief Executive Officer, Spencer G. Plumb, our President and Chief Operating Officer, and Mark T. Burton, our Chief Investment Officer and Senior Vice President of Acquisitions, own 98.1%, 1.2% and 0.7%, respectively, of Excel Realty Fund.
(6)	James Y. Nakagawa serves as our Chief Financial Officer.
(7)	Mr. Burton serves as our Chief Investment Officer and Senior Vice President of Acquisitions.
(8)	S. Eric Ottesen serves as our Senior Vice President and General Counsel.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of the shares of our common stock beneficially owned by them and offered hereby directly or through one or more underwriters, broker-dealers or agents. The selling stockholders will be responsible for any underwriting discounts or agent’s commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	on the NYSE or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

•	in the over-the-counter market,

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market,

•	through the writing of options, whether such options are listed on an options exchange or otherwise,

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

•	in an exchange distribution in accordance with the rules of the applicable exchange,

•	in privately negotiated transactions,

•	through the settlement of short sales,

•	a combination of any such methods of sale, and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act rather than under this prospectus or any applicable prospectus supplement.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers which may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares short and deliver the shares to close out such short position. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus or any applicable prospectus supplement.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders will be subject to the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of common stock by the selling stockholders and their affiliates.

There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus or any applicable prospectus supplement forms a part.

DESCRIPTION OF SECURITIES

The following summary of the terms of the stock of our company is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 200,000,000 shares of our common stock, par value $0.01 per share, or common stock, and 50,000,000 shares of preferred stock, par value $0.01 per share, or preferred stock. Our charter authorizes our board of directors to amend our charter from time to time to increase or decrease the number of authorized shares of any class or series without stockholder approval. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

As of March 31, 2011, 16,576,831 shares of our common stock were issued and outstanding. All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on ownership and transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

Under the Maryland General Corporation Law, or MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless such action is advised by its board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Under the MGCL, the term “substantially all of the company’s assets” is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction. Our charter provides, except with respect to an amendment to the section relating to the removal of directors and the corresponding reference in the general amendment provision, that the foregoing items may be approved by a majority of all the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons, including a subsidiary, if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, operating assets may be held by a corporation’s subsidiaries, as in our situation, and these subsidiaries may be able to transfer all or substantially all of such assets without a vote of the parent corporation’s stockholders.

Our charter authorizes our board of directors to classify and reclassify from time to time any unissued shares of our common stock or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to establish the number of shares in each class or series and to set, subject to the provisions of our charter regarding the restrictions on transfer of stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series.

Preferred Stock

As of March 31, 2011, 2,000,000 shares of 7.00% Series A Cumulative Convertible Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $25.00 per share, or the Series A preferred stock, were issued and outstanding. We pay cumulative dividends on the Series A preferred stock, when, as and if declared by our board of directors, at a rate of 7.00% per annum, subject to adjustment in certain circumstances. The annual dividend on each share of Series A preferred stock is $1.75, payable quarterly in arrears on the 15th calendar day of January, April, July and October of each year, as and if declared by our board of directors. Holders of the Series A preferred stock generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. The Series A preferred stock is convertible, at the holder’s option, at any time and from time to time, into shares of our common stock at an initial conversion rate of 1.6667 shares of common stock per share of Series A preferred stock, which is equivalent to an initial conversion price of $15.00 per share. On or after April 1, 2014, we may, at our option, be able to cause some or all of the Series A preferred stock to be automatically converted based on the market price of our common stock.

Our charter authorizes our board of directors to classify and reclassify from time to time any unissued shares of preferred stock or common stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to establish the number of shares in each class or series and to set, subject to the provisions of our charter regarding the restrictions on transfer of stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series. The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of our common stock. Our board of directors could establish a series of preferred stock that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for our common stock or otherwise be in the best interest of the holders thereof.

Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

Our board of directors has the power, without stockholder approval, to amend our charter to increase the number of authorized shares of stock, to cause us to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.

Restrictions on Ownership and Transfer

To assist us in complying with certain federal income tax requirements applicable to REITs, we have adopted certain restrictions relating to the ownership and transfer of our capital stock. See “Restrictions on Ownership and Transfer.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and our preferred stock is Continental Stock Transfer & Trust Company.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

The following summary with respect to restrictions on ownership and transfer of our stock sets forth certain general terms and provisions of our charter documents. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to our charter documents, as amended and supplemented from time to time. Copies of our existing charter documents are filed with the Securities and Exchange Commission and are incorporated by reference herein. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter, including the articles supplementary creating the Series A preferred stock, contains restrictions on the amount of shares of our stock that a person may own. These restrictions provide that no person may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, (l) in excess of 9.8% in value of the aggregate of our outstanding shares of capital stock, (2) common stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding shares of common stock or (3) Series A preferred stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding shares of Series A preferred stock.

Our charter further provides that (1) no person may beneficially or constructively own shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (2) no person may transfer shares of our capital stock if the transfer would result in our capital stock being owned by fewer than 100 persons. In addition, our charter provides that any person who acquires or attempts or intends to acquire shares of our capital stock that may violate any of these restrictions on ownership and transfer, or who is the intended transferee of shares of our capital stock which are transferred to a trust, as described below, is required to give us immediate written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock or our Series A preferred stock (or the acquisition of an interest in an entity that owns, actually or constructively, such stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of such stock and thereby violate one or more of the applicable ownership limits.

Our board of directors may, in its sole discretion, waive the applicable ownership limit with respect to a particular stockholder if:

•

the board of directors determines that such ownership will not cause any individual’s beneficial or constructive ownership of shares of our capital stock to result in our being “closely held” under Section 856(h) of the Code or that any exemption from the ownership limit will not jeopardize our status as a REIT,

•

the board of directors determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause us to fail to qualify as a REIT under the Code, and

•

the particular stockholder agrees that any violation or attempted violation of such representations or undertakings will result in such shares of capital stock being automatically transferred to a trust.

As a condition of our waiver, our board of directors may require an opinion of counsel or Internal Revenue Service, or IRS, ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.

Our charter provides that attempted transfer of our capital stock which, if effective, would result in our capital stock being owned by fewer than 100 persons will be null and void. Our charter provides that any attempted transfer of our capital stock which, if effective, would result in violation of the ownership limits discussed above or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. Shares of our capital stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of capital stock held in the trust, will have no rights to dividends, to vote the shares, or to any other rights attributable to the shares of capital stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of a charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of capital stock have been transferred to the trust must be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee (net of any commissions and other expenses of the sale) from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our capital stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares will be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess must be paid to the trustee upon demand.

In addition, shares of our capital stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

If any shares of our capital stock are represented by certificates, such certificates will bear a legend referring to the restrictions described above.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our capital stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner will provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

DESCRIPTION OF THE

PARTNERSHIP AGREEMENT OF EXCEL TRUST, L.P.

The material terms and provisions of the Agreement of Limited Partnership of Excel Trust, L.P. which we refer to as the “partnership agreement” are summarized below. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. For purposes of this section, references to “we,” “our,” “us” and “our company” refer to Excel Trust, Inc.

Management of Our Operating Partnership

Our operating partnership, Excel Trust, L.P., is a Delaware limited partnership that was formed on December 16, 2009. We are the sole general partner of the operating partnership and conduct substantially all of our business through it.

As the sole general partner of the operating partnership, we exercise exclusive and complete discretion in its day-to-day management and control, subject to the consent of the limited partners in certain limited circumstances (as discussed below) and except as expressly limited in the partnership agreement. We can cause the operating partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings and cause changes in its line of business, capital structure and distribution policies. The limited partners of our operating partnership may not transact business for, or participate in the management activities or decisions of, the operating partnership, except as provided in the partnership agreement and as required by applicable law. Some restrictions in the partnership agreement restrict our ability to engage in a business combination as more fully described in “— Transferability of Partnership Interests; Termination Transactions” below.

Indemnification of our Officers and Directors

To the extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, and our officers and directors and any other persons we may designate. Similarly, the partnership agreement limits our liability, as well as that of our officers and directors, to the operating partnership.

Transferability of Interests; Termination Transactions

The limited partners may not remove us as general partner of the operating partnership, with or without cause, other than with our consent. Generally, we may not voluntarily withdraw from or transfer or assign our interest in the operating partnership, other than to our affiliates (as defined under federal securities laws), without the consent of limited partners holding more than 50% of the partnership interests of all limited partners (other than those held by us or our subsidiaries).

The limited partners have agreed not to transfer, assign, sell, encumber or otherwise dispose of their interest in the operating partnership without our consent before May 4, 2011, other than to us, as general partner, or to family members, affiliates (as defined under federal securities laws), original limited partners and charitable organizations and as collateral in connection with certain lending transactions, subject to specified limitations. Beginning May 4, 2011, any transfer of operating partnership units by the limited partners, except to the parties specified above, will be subject to a right of first refusal by us and must be made only to “accredited investors” as defined under Rule 501 of the Securities Act. In each case, the transferee must agree to assume the transferor’s obligations under the partnership agreement.

In addition, without our consent, limited partners may not transfer their operating partnership units:

•	to any person who lacks the legal right, power or capacity to own the operating partnership units,

•	in violation of applicable law,

•	where the transfer is for only a portion of the rights represented by the operating partnership units, such as the partner’s capital account or right to distributions,

•

if we believe the transfer could cause the termination of the operating partnership or could cause it to no longer be classified as a partnership for United States federal or state income tax purposes,

•

if the transfer would cause the operating partnership to become, with respect to any employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c)),

•

if the transfer could, based on the advice of counsel to us or the operating partnership, cause any portion of the assets of the operating partnership to constitute assets of any employee benefit plan pursuant to United States Department of Labor Regulations Section 2510.3-101,

•	if the transfer would require registration under applicable federal or state securities laws,

•	if the transfer could be treated as effectuated through an “established security market” or a “secondary market” under the Code and applicable Treasury regulations,

•	if the transfer could cause the operating partnership to become a “publicly traded partnership” under the Code,

•	if the transfer could cause the operating partnership to fail one or more of the “safe harbors” provided by the Code or applicable Treasury regulations,

•	if the transfer would cause the operating partnership to become a reporting company under the Exchange Act,

•	if the transfer could cause the operating partnership to be regulated under the Investment Company Act of 1940, as amended, or the Investment Advisors Act of 1940, as amended,

•	if the transferee or assignee is unable to make the representations regarding ownership required by the partnership agreement, or

•	if the transfer would adversely affect our ability to maintain our qualification as a REIT or subject us to additional taxes.

We may not engage in a merger, consolidation or other combination with or into another entity, sale of all or substantially all of our assets, or any reclassification, recapitalization or change of our outstanding equity interests, each of which we refer to as a “termination transaction,” unless the termination transaction has been approved by partners holding more than 50% of all outstanding partnership interests, or in connection with which all limited partners will either receive, or will have the right to elect to receive, for each operating partnership unit an amount of cash, securities or other property equal to the product of:

•	the number of shares of common stock into which each operating partnership unit is then exchangeable, and

•	the greatest amount of cash, securities or other property paid to the holder of one share of common stock in consideration for one share of common stock pursuant to the termination transaction.

If, in connection with a termination transaction, a purchase, tender or exchange offer is made to holders of our common stock, and the common stockholders accept this purchase, tender or exchange offer, each holder of operating partnership units must either receive, or must have the right to elect to receive, the greatest amount of cash, securities or other property which that holder would have received if immediately prior to the expiration of the purchase, tender or exchange offer, it had exercised its right to redemption, received shares of common stock in exchange for its operating partnership units, and accepted the purchase, tender or exchange offer.

We also may merge or otherwise combine our assets with another entity if the following conditions are met:

•

immediately after the merger or other combination, substantially all of the assets directly or indirectly owned by the surviving entity, other than operating partnership units held by us as general partner, are owned directly or indirectly by the operating partnership as the surviving partnership or another limited partnership or limited liability company which is the surviving partnership of a merger, consolidation or combination of assets with the operating partnership,

•

the limited partners own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of the operating partnership and the other net assets of the surviving partnership immediately prior to the consummation of this transaction,

•

the rights, preferences and privileges of the limited partners in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership, and

•

the limited partners may exchange their interests in the surviving partnership for at least one of (1) the consideration available to the limited partners pursuant to the second preceding paragraph, (2) the right to redeem their operating partnership units for cash on terms equivalent to those in effect with respect to their operating partnership units immediately prior to the consummation of the transaction or (3) if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

Our board of directors will reasonably determine relative fair market values and rights, preferences and privileges of the limited partners as of the time of the termination transaction. These values may not be less favorable to the limited partners than the relative values reflected in the terms of the termination transaction.

We must use commercially reasonable efforts to structure transactions like those described above to avoid causing the limited partners to recognize gain for United States federal income tax purposes by virtue of the occurrence of or their participation in the transaction. In addition, the operating partnership must use commercially reasonable efforts to cooperate with the limited partners to minimize any taxes payable in connection with any repayment, refinancing, replacement or restructuring of indebtedness, or any sale, exchange or other disposition of its assets.

Issuance of Additional Operating Partnership Units Representing Partnership Interests

As sole general partner, we have the ability to cause the operating partnership to issue additional operating partnership units representing general and limited partnership interests or other partnership interests in one or more classes, or one or more series of any such classes. These additional operating partnership units may include preferred operating partnership units. In addition, we may issue additional shares of our common stock or convertible securities, but only if we cause our operating partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our operating partnership having designations, preferences and other rights, so that the economic interests of our operating partnership’s interests issued are substantially similar to the economic interests of the securities that we have issued.

Capital Contributions

We contributed to our operating partnership all of the net proceeds of our initial public offering as our initial capital contribution in exchange for a 96.1% general partnership interest. Some of our directors, officers and their affiliates contributed properties and assets to our operating partnership and became limited partners and, together with other limited partners, initially owned the remaining 3.9% limited partnership interest. As of March 31, 2011, we owned a 92.2% partnership interest and other limited partners, including some of our directors, officers and their affiliates, owned the remaining 7.8% partnership interest.

The partnership agreement provides that we, as general partner, may determine that our operating partnership requires additional funds for the acquisition of additional properties or for other purposes. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of stock as additional capital to our operating partnership. Our operating partnership is authorized to cause partnership interests to be issued for no tangible value or less than fair market value if we conclude in good faith that such issuance is in the interests of our operating partnership.

The partnership agreement provides that we may make additional capital contributions, including properties, to our operating partnership in exchange for additional operating partnership units. If we contribute additional capital and receive additional partnership interests for the capital contribution, our percentage interests will be increased on a proportionate basis based on the amount of the additional capital contributions and the value of our operating partnership at the time of the contributions. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis. In addition, if we contribute additional capital and receive additional partnership interests for the capital contribution, the capital accounts of the partners may be adjusted upward or downward to reflect any unrealized gain or loss attributable to the properties as if there were an actual sale of the properties at the fair market value thereof. No person has any preemptive, preferential or other similar right with respect to making additional capital contributions or loans to the operating partnership or the issuance or sale of any operating partnership units or other partnership interests.

Our operating partnership could issue preferred partnership interests in connection with acquisitions of property or otherwise. Any such preferred partnership interests would have priority over common partnership interests with respect to distributions from our operating partnership, including the partnership interests that our wholly owned subsidiaries own.

Amendments of the Partnership Agreement

Amendments to the partnership agreement may be proposed by us, as general partner, or by limited partners owning at least 25% of the operating partnership units held by limited partners.

Generally, the partnership agreement may be amended, modified or terminated only with the approval of partners holding 50% of all outstanding operating partnership units (including the operating partnership units held by us as general partner and as a limited partner). However, as general partner, we have the power to unilaterally amend the partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners,

•

reflect the issuance of additional operating partnership units or the admission, substitution, termination, reduction in operating partnership units or withdrawal of partners in accordance with the terms of the partnership agreement,

•	set forth or amend the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued by the operating partnership,

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect,

•

cure any ambiguity in, correct or supplement any provisions in, or make other changes with respect to matters arising under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law,

•	satisfy any requirements, conditions or guidelines of federal or state law,

•	reflect changes that are reasonably necessary for us, as general partner, to maintain our status as a REIT,

•	modify the manner in which capital accounts are computed, and

•	amend or modify any provision of the partnership agreement in connection with a termination transaction.

We must approve, and each limited partner that would be adversely affected must approve, certain amendments to the partnership agreement, including amendments effected directly or indirectly through a merger or sale of assets of the operating partnership or otherwise, that would, among other things,

•	convert a limited partner’s interest into a general partner’s interest,

•	modify the limited liability of a limited partner,

•	alter a partner’s right to receive any distributions or allocations of profits or losses, or

•	materially alter the limited partner’s redemption or exchange right.

Distributions to Unitholders

The partnership agreement provides that holders of common operating partnership units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests. In addition, the partnership agreement reflects the creation and issuance to our company of Series A preferred units. The Series A preferred units have distribution rights substantially similar to the dividend rights of the Series A preferred stock, and as the sole holder of the operating partnership’s Series A preferred units, we will receive distributions from the operating partnership with respect to such preferred units in order to make the distributions to our Series A preferred stockholders.

Redemption/Exchange Rights

Limited partners who acquired operating partnership units in our formation transactions have the right, commencing on or after May 4, 2011, to require our operating partnership to redeem part or all of their operating partnership units for cash based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. Alternatively, we may elect to acquire those operating partnership units tendered for redemption in exchange for shares of our common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, reverse stock splits, issuances of stock rights, warrants and options, distributions of evidence of indebtedness and similar events. We presently anticipate that we will elect to issue shares of our common stock in exchange for operating partnership units in connection with each redemption request, rather than having our operating partnership redeem the operating partnership units for cash. With each redemption or exchange, we will increase our company’s percentage ownership interest in our operating partnership. This redemption/exchange right will be limited when, as a consequence of shares of our common stock being issued, any person’s actual or constructive stock ownership would exceed our company’s ownership limits, or any other limit as provided in our charter or as otherwise determined by our board of directors. See “Restrictions on Ownership and Transfer.”

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, we, as the general partner of our operating partnership, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our stockholders in deciding whether to cause the operating partnership to take or decline to take any actions.

The limited partners of our operating partnership expressly acknowledge that as the general partner of our operating partnership, we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively.

Tax Matters That Affect the Operating Partnership

We have the authority under the partnership agreement to make tax elections under the Code on our operating partnership’s behalf.

Allocations of Net Income and Net Losses to Partners

The net income of our operating partnership generally will be allocated to us to the extent of the accrued preferred return on our Series A preferred units and then to us, as the general partner, and to the limited partners in accordance with our respective percentage interests in the common units issued by our operating partnership. Net loss will generally be allocated to us, as general partner, and the limited partners in accordance with our respective common percentage interests in our operating partnership until the limited partner’s capital is reduced to zero and any remaining net loss would be allocated to us. However, in some cases gain or loss may be disproportionately allocated to partners who have contributed appreciated property or guaranteed debt of our operating partnership. The allocations described above are subject to special rules relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury regulations. See “Material United States Federal Income Tax Considerations — Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.” In addition, upon the occurrence of certain specific events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to holders of long-term incentive operating partnership units, or LTIP units, if any, to equalize the capital account balances of such holders with the capital account balances of holders of operating partnership units.

Operations and Distributions

We intend to operate the operating partnership in a manner that will enable us to maintain our qualification as a REIT and avoid any United States federal income tax liability. The partnership agreement provides that we will distribute from time to time, but not less frequently than quarterly, available cash of the operating partnership on such terms as defined therein.

The partnership agreement further provides that the operating partnership will assume and pay when due, or reimburse us for payment of, all expenses that we incur relating to the ownership and operation of, or for the benefit of, the operating partnership and all costs and expenses relating to our operations.

Term of the Partnership Agreement

Our operating partnership will continue in full force and effect until December 31, 2109, or until sooner dissolved in accordance with the terms of the partnership agreement.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws is subject to and qualified in its entirety by reference to Maryland law, and to our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that our board of directors may establish, increase and decrease the number of directors of our company as long as the number is not fewer than the minimum required under the MGCL (which is one) nor, unless our bylaws are amended, more than 15. Any vacancy on our board of directors may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, even if the remaining directors do not constitute a quorum.

Pursuant to our charter, each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors. Additionally, in the event that we are in arrears on dividends on our Series A preferred stock for six or more quarterly periods, whether or not consecutive, holders of our Series A preferred stock, voting as a single class with all other series of preferred stock ranking on a parity with the Series A preferred stock and upon which like voting rights have been conferred and are exercisable, will have the right to elect an additional two directors to our board for a limited time.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in the charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors, subject to any rights of the holders of shares of our preferred stock to elect and remove directors elected by such holders under certain circumstances. This provision, when coupled with the provisions in our charter and bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees. In addition, any director elected to our board of directors by the holders of our Series A preferred stock voting as a single class with any other class or series of preferred stock ranking on a parity with our Series A preferred stock upon which like voting have been conferred and are exercisable, may only be removed by a vote of such Series A preferred stockholders.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our stock, or

•

an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding voting stock.

A person is not an interested stockholder if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder or an affiliate of an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then-outstanding shares of voting stock, and

•

two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by our board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution opting out of this statute. However, this resolution may be altered or repealed in whole or in part at any time.

We can provide no assurance that our board of directors will not amend or rescind this resolution in the future. If this resolution is repealed, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, or by officers or by directors who are our employees, are excluded from shares entitled to vote on the matter. “Control shares” are issued and outstanding voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. We can provide no assurance that our board of directors will not amend or eliminate such provision in the future. Should this happen, the control share acquisition statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Other Anti-Takeover Provisions of Maryland Law

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and with at least three independent directors to elect to be subject to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement to remove a director,

•	a requirement that the number of directors be fixed only by the vote of the directors,

•

a requirement that a vacancy on our board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred rather than until the next annual meeting of stockholders as would otherwise be the case, and

•	a majority requirement for the calling of a special meeting of stockholders.

A corporation can elect into this statute by provision in its charter or bylaws or by a resolution of its board of directors, without stockholder approval. Furthermore, a corporation can elect to be subject to the above provisions regardless of any contrary provisions in the charter or bylaws.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, (1) the number of directors may be fixed only by the vote of the directors, (2) a two-thirds vote is required to remove any director from our board of directors, which removal is only allowed for cause and (3) unless called by our chairman of the board of directors, chief executive officer, president or board of directors, the written request of stockholders holding not less than a majority of all the votes entitled to be cast at such meeting is required to call a special meeting.

If we made an election to be subject to such statutory provisions and our board of directors was divided into three classes with staggered terms of office of three years each, the classification and staggered terms of office of our directors would make it more difficult for a third party to gain control of our board of directors since at least two annual meetings of stockholders, instead of one, generally would be required to effect a change in the majority of our board of directors.

Amendment to Our Charter and Bylaws

Our charter may generally be amended only if declared advisable by our board of directors and approved by the affirmative vote of the stockholders holding at least a majority of all the votes entitled to be cast on the matter under consideration, and in the case of an amendment that would materially and adversely affect any right, preference, privilege or voting power of our Series A preferred stock, the consent of two-thirds of the outstanding shares of our Series A preferred stock voting as a single class with all other classes or series of preferred stock ranking on parity with the Series A preferred stock with respect to the payment of dividends and distribution of assets upon our liquidation and upon which like voting rights have been conferred, provided, that if such amendment materially and adversely affects the rights, preferences, privileges or voting powers of our Series A preferred stock disproportionately relative to the other series of preferred stock on parity with our Series A preferred stock, the consent of at least two-thirds of the outstanding shares of our Series A preferred stock shall be required. However, the provision of our charter regarding director removal and the corresponding amendment provision may be amended only if advised by our board of directors and approved by the affirmative vote of the stockholders holding not less than two-thirds of all of the votes entitled to be cast on the matter. Our bylaws provide that only our board of directors may amend or repeal our bylaws or adopt new laws.

Dissolution

Under the MGCL, we may be dissolved if a majority of our entire board of directors determines by resolution that dissolution is advisable and submits a proposal for dissolution for consideration at any annual or special meeting of stockholders, and this proposal is approved by the affirmative vote of the holders of a majority of the shares of stock entitled to vote on the dissolution.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting,

•	by or at the direction of our board of directors, or

•

by a stockholder who is a stockholder of record both at the time of giving the stockholder’s notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders, and nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting,

•	by or at the direction of our board of directors, or

•

provided that our board of directors has determined that directors will be elected at such meeting, by a stockholder who is a stockholder of record both at the time of giving the stockholder’s notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Generally, under our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than the close of business on the 120th day nor earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the prior year’s annual meeting. For a stockholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

Meetings of Stockholders

Our bylaws provide for annual meetings of stockholders to elect our board of directors and transact such other business as may properly be brought before the meeting. The chairman of our board of directors, our chief executive officer and our president, and our board of directors, may call a special meeting of stockholders. Additionally, our bylaws provide that our secretary will call a special meeting of the stockholders upon the written request of the holders of not less than a majority of our outstanding shares of stock entitled to vote.

The MGCL provides that stockholders may act without a meeting with respect to any action that they are required or permitted to take at a meeting, if a unanimous consent which sets forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed in paper or electronic form with the records of the stockholders’ meetings.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The provisions of our charter on removal of directors and the advance notice provisions of the bylaws, and certain other provisions of our charter and bylaws, could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stockholders or otherwise be in their best interest. Likewise, if our board of directors were to rescind the resolution exempting business combinations from the business combination provisions of the MGCL (or does not otherwise approve a business combination)

or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, or if we elect to be subject to the unsolicited takeover provisions of the MGCL, these provisions of the MGCL could have similar anti-takeover effects.

Ownership Limits

Our charter, including the articles supplementary creating the Series A preferred stock, contains restrictions on the amount of shares of our stock that a person may own. These restrictions provide that no person may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, (1) in excess of 9.8% in value of the aggregate of our outstanding shares of capital stock, (2) common stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding shares of common stock or (3) Series A preferred stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding shares of Series A preferred stock. For a more detailed description of these restrictions, see “Restrictions on Ownership and Transfer.”

EXCHANGE OF PARTNERSHIP UNITS FOR COMMON STOCK

Terms of the Exchange

The holders of partnership units of our operating partnership who hold units which may be redeemed on or after May 4, 2011 for shares of our common stock issued under this prospectus, together with those stockholders that received shares of our common stock in the formation transactions, are referred to as the “selling stockholders.” The selling stockholders hold an aggregate of 641,062 partnership units. On or after May 4, 2011, the selling stockholders may require our operating partnership to redeem their partnership units for cash by delivering to us, as general partner of our operating partnership, a notice of redemption. Upon receipt of the notice of redemption, we may, in our sole and absolute discretion, subject to the limitations on ownership and transfer of our common stock set forth in our charter, elect to exchange some or all of those partnership units for shares of our common stock on a one-for-one basis, subject to adjustment as described in the section entitled “Description of the Partnership Agreement of Excel Trust, L.P. — Redemption/Exchange Rights.”

Once we receive a notice of redemption from a limited partner, we will determine whether to redeem the tendering partner’s partnership units for cash or exchange some or all of the tendering partner’s partnership units for shares of our common stock. We will promptly notify the tendering partner if we decide to exchange the tendering partner’s partnership units for shares of our common stock. Any shares of our common stock that we issue will be duly authorized, validly issued, fully paid and nonassessable shares, free of any pledge, lien, encumbrance or restriction other than those provided in:

•	our charter,

•	our bylaws,

•	the Securities Act,

•	relevant state securities or blue sky laws, and

•	any applicable registration rights agreement with respect to the shares entered into by the tendering partner.

Each tendering partner will continue to own all partnership units subject to any redemption or exchange, and be treated as a limited partner with respect to the partnership units for all purposes, until the limited partner transfers the partnership units to us, is paid for them or receives shares of our common stock in exchange for them. Until that time, the limited partner will have no rights as one of our stockholders with respect to the shares issued under this prospectus.

Conditions to the Exchange

We will issue shares of our common stock in exchange for partnership units to a tendering partner if each of the following conditions is satisfied or waived:

•	the exchange would not cause the tendering partner or any other person to violate the ownership limit set forth in our charter or any other provision of our charter,

•	the exchange is for at least 1,000 partnership units, or, if less than 1,000 partnership units, all of the partnership units held by the tendering partner,

•

the redemption is not effected during the period after the record date that we established for a distribution from our operating partnership to its partners and before the record date that we established for a distribution to our common stockholders, and

•

the consummation of any redemption or exchange will be subject to the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Comparison of the Rights, Privileges and Preferences of Ownership of Partnership Units and Common Stock

Generally, the nature of an investment in our common stock is similar in several respects to an investment in partnership units of our operating partnership. Holders of our common stock and holders of partnership units generally receive the same distributions. Common stockholders and holders of partnership units generally share in the risks and rewards of ownership in our business conducted through our operating partnership. However, there are differences between ownership of partnership units and ownership of our common stock, some of which may be material to investors.

The information below highlights a number of the significant differences between our operating partnership and us relating to, among other things, form of organization, management control, voting and consent rights, liquidity and federal income tax considerations. These comparisons are intended to assist limited partners in understanding how their investment changes if they exchange their partnership units for shares of our common stock. This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of partnership units should carefully review the rest of this prospectus and the registration statement of which this prospectus is a part, and the documents we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, particularly our charter, our bylaws and the partnership agreement, for additional important information about us.

EXCEL TRUST, L.P.	EXCEL TRUST, INC.

Form of Organization and Assets Owned

Our operating partnership is organized as a Delaware limited partnership. Substantially all of our assets are held by, and our operations run through, our operating partnership. Our operating partnership’s purpose is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Delaware Revised Uniform Limited Partnership Act, provided that it must conduct its business in a manner that allows us to maintain our qualification as a REIT, unless we cease to qualify as a REIT for reasons other than the conduct of the business of our operating partnership.

We are a Maryland corporation. We intend to elect to be taxed as a REIT under the Code, commencing with our taxable year ended December 31, 2010. We intend to maintain our qualification as a REIT. Our only substantial asset is our interest in our operating partnership, which gives us an indirect investment in its properties. Under our charter, we may engage in any lawful act or activity permitted by the MGCL.

Additional Equity

As sole general partner, we have the ability to cause our operating partnership to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units with terms, provisions and rights that are preferential to those of the common units. In addition, we may issue additional shares of our common stock, preferred stock or convertible securities, but only if we cause our operating partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our operating partnership having parallel designations, preferences and other rights, so that the economic interests of our operating partnership’s interests issued are substantially similar to the securities that we have issued.

Our board of directors may cause us to issue, in its discretion, additional shares of common stock or additional shares of preferred stock provided that such additional shares do not exceed the authorized number of shares of stock stated in our charter. Our board of directors has the power to amend our charter to increase the number of authorized shares of our common stock and preferred stock without stockholder approval. As long as our operating partnership is in existence, we are generally required to contribute to our operating partnership, in exchange for units in our operating partnership, the net proceeds of all equity capital raised by us.

Management Control

We are the sole general partner of our operating partnership and conduct substantially all of our business in or through it. As the sole general partner of the operating partnership, we exercise exclusive and complete discretion in its day-to-day management and control, subject to the consent of the limited partners in certain limited circumstances and except as expressly limited in the partnership agreement. We can cause the operating partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings and cause changes in its line of business, capital structure and distribution policies. The limited partners of our operating partnership may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the partnership agreement and as required by applicable law. The limited partners of our operating partnership expressly acknowledged that we, as general partner of our operating partnership, are acting for the benefit of our operating partnership, the limited partners and our stockholders collectively. Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners shall be resolved in favor of our stockholders.

Under our charter and bylaws:

•    our business and affairs are managed under the direction of our board of directors, except as conferred on or reserved to the stockholders by statute or by our charter or bylaws,

•    at each annual meeting of stockholders, our stockholders elect directors for one-year terms, serving until the next annual meeting and until their successors are duly elected and qualify,

•    if our board of directors determines that it is no longer in our best interests to continue to be qualified as a REIT, the board of directors may revoke or otherwise terminate our REIT election pursuant to Section 856(g) of the Code,

•    our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Duties of Directors

Under Delaware law, we are subject to the restrictions and liabilities of a partner in a partnership. To the extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, and our officers and directors and any other persons we may designate. Similarly, the partnership agreement limits our liability, as well as that of our officers and directors, to the operating partnership.

Under Maryland law, our directors must perform their duties in good faith, in a manner that they reasonably believe to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Directors who act in this manner generally will not be liable to us for monetary damages arising from their activities.

Anti-Takeover Provisions

As sole general partner of our operating partnership, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. A general partner may not be removed by a limited partner with or without cause, except with the consent of the general partner.

The partnership agreement provides that our company may not engage in any termination transaction unless the termination transaction has been approved by partners holding more than 50% of all outstanding partnership interests, or in connection with which all limited partners will either receive, or will have the right to elect to receive, for each operating partnership unit an amount of cash, securities or other property equal to the product of:

•    the number of shares of common stock into which each operating partnership unit is then exchangeable, and

•    the greatest amount of cash, securities or other property paid to the holder of one share of common stock in consideration for one share of common stock pursuant to the termination transaction.

The provisions of our charter on removal of directors and the advance notice provisions of the bylaws, and certain other provisions of our charter and bylaws, could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stockholders or otherwise be in their best interest. These provisions include:

•    authorized stock that our board of directors may issue in its discretion as preferred stock with voting and other rights superior to our common stock,

•    a requirement that members of our board of directors may be removed only by the affirmative vote of two-thirds of the votes entitled to be cast generally in the election of directors,

•    limitations on the ownership of our stock in order for us to maintain our status as a REIT,

•    a requirement that nominations of persons for election to our board of directors and proposals of other business to be considered by our stockholders at the annual meeting may be made only:

•    pursuant to our notice of the meeting,

•    by or at the direction of our board of directors, or

•    by any stockholder who was a stockholder of record both at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and who complied with the applicable notice procedures.

Likewise, if our company’s board of directors were to rescind the resolution exempting business combinations from the business combination provisions of the MGCL (or does not otherwise approve a business combination) or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Voting and Consent Rights

Under the partnership agreement, all management powers over the business and affairs of our operating partnership are exclusively vested in the general partner, and no limited partner shall have any right to participate in or exercise control or management power over the business and affairs of our operating partnership, including voting or consent rights. However, certain amendments to the partnership agreement, as well as certain termination transactions, require consent from the limited partners, as set forth below.

Our business and affairs are managed under the direction of our board of directors. Stockholders elect the directors to one-year terms at our annual meetings. Maryland law requires that some major corporate transactions, including most amendments to our charter, may not be consummated without the approval of stockholders as set forth below. All holders of our common stock have one vote per share. Our charter permits our board of directors to classify and cause us to issue preferred stock in one or more classes or series, having voting power which may differ from that of our common stock.

The following is a comparison of the voting rights of the limited partners of our operating partnership and our common stockholders as they relate to some major events or transactions:

A.	Amendment of the Partnership Agreement or Our Charter and Bylaws

Generally, the partnership agreement may be amended, modified or terminated only with the approval of partners holding 50% of all outstanding operating partnership units (including the operating partnership units held by us as general partner and as a limited partner). However, as general partner, we have the power to unilaterally amend the partnership agreement without obtaining the consent of the limited partners as may be required to:

•    add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners,

•    reflect the issuance of additional operating partnership units or the admission, substitution, termination, reduction in operating partnership units or withdrawal of partners in accordance with the terms of the partnership agreement,

•    set forth or amend the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued by the operating partnership,

•    reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect,

•    cure any ambiguity in, correct or supplement any provisions in, or make other changes with respect to matters arising under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law,

Our charter may generally be amended only if declared advisable by our board of directors and approved by the affirmative vote of the stockholders holding at least a majority of all the votes entitled to be cast on the matter under consideration, and in the case of an amendment that would materially and adversely affect any right, preference, privilege or voting power of our Series A preferred stock, the consent of two-thirds of the outstanding shares of our Series A preferred stock voting as a single class with all other classes or series of preferred stock ranking on parity with the Series A preferred stock with respect to the payment of dividends and distribution of assets upon our liquidation and upon which like voting rights have been conferred, provided, that if such amendment materially and adversely affects the rights, preferences, privileges or voting powers of our Series A preferred stock disproportionately relative to the other series of preferred stock on parity with our Series A preferred stock, the consent of at least two-thirds of the outstanding shares of our Series A preferred stock shall be required. However, the provision of our charter regarding director removal and the corresponding amendment provision may be amended only if advised by our board of directors and approved by the affirmative vote of the stockholders holding not less than two-thirds of all of the votes entitled to be cast on the matter. Our bylaws provide that only our board of directors may amend or repeal our bylaws or adopt new laws.

•    satisfy any requirements, conditions or guidelines of federal or state law,

•    reflect changes that are reasonably necessary for us, as general partner, to maintain our status as a REIT,

•    modify the manner in which capital accounts are computed, and

•    amend or modify any provision of the partnership agreement in connection with a termination transaction.

We must approve, and each limited partner that would be adversely affected must approve, certain amendments to the partnership agreement, including amendments effected directly or indirectly through a merger or sale of assets of the operating partnership or otherwise, that would, among other things,

•    convert a limited partner’s interest into a general partner’s interest,

•    modify the limited liability of a limited partner,

•    alter a partner’s right to receive any distributions or allocations of profits or losses, or

•    materially alter the limited partner’s redemption or exchange right.

B. Dissolution of Excel Trust, L.P. or Excel Trust, Inc.

Our operating partnership will dissolve, and its affairs will be wound up, upon the first to occur of the following:

•    the expiration of the term of the partnership agreement,

•    an event of withdrawal, as defined in the partnership agreement,

•    an election to dissolve our operating partnership made by the general partner,

•    an entry of a decree of judicial dissolution of our operating partnership pursuant to applicable Delaware law,

•    any sale or other disposition of all or substantially all of the assets of our operating partnership,

•    the incapacity of a general partner, as defined in the partnership agreement, unless all the remaining partners agree to continue to the business of our operating partnership and to the appointment of a substitute general partner,

Under applicable Maryland law and our charter, our dissolution:

•    must be declared advisable by a majority of our board of directors, and

•    must be approved by stockholders entitled to cast a majority of the votes entitled to be cast on the matter.

• the redemption or exchange for common stock of all partnership units pursuant to the partnership agreement, or • a ruling that the general partner is bankrupt or insolvent.
C. Vote Required to Merge, Consolidate or Sell Assets
The partnership agreement provides that our company may not engage in any termination transaction unless certain conditions are met (see “—Anti-Takeover Provisions” above).

Under Maryland law and our charter, the sale of all or substantially all of our assets or our merger or consolidation generally:

•    must be declared advisable by our board of directors, and

•    must be approved by stockholders entitled to cast a majority of the votes entitled to be cast on the matter.

In addition, the affirmative vote of at least two thirds of our outstanding Series A preferred stock is required to approve any merger or transfer of assets that materially and adversely affects any right, preference, privilege or voting power of our Series A preferred stock, subject to certain limited exceptions.

Tax Indemnity

Under the contribution agreements by which certain of the selling stockholders, including our executive officers, Gary B. Sabin, James Y. Nakagawa, S. Eric Ottesen and Mark T. Burton, contributed their direct and indirect interests in certain properties to us in exchange for partnership units, we agreed to indemnify these contributors against adverse tax consequences to them in the event that we directly or indirectly sell, exchange or otherwise dispose of any interest in any of the contributed properties in a taxable transaction until the tenth anniversary of the completion of our initial public offering. If any of such selling stockholders exchanges partnership units for our common stock pursuant to this prospectus and no longer retains ownership of 25% or more of the partnership units received by them in connection with our initial public offering, such selling stockholder will no longer be the beneficiary of our indemnification against adverse tax consequences.

Our common stockholders are not entitled to any tax indemnity.

Debt Guarantees

Under our executive officers’ contribution agreements, all of whom are selling stockholders under this prospectus, we have agreed for a period of ten years following the date of our initial public offering to use reasonable best efforts consistent with our fiduciary duties to maintain at least $457,500 of debt to enable the contributors of these properties to guarantee such debt in order to defer any taxable gain they may incur if our operating partnership repays existing debt. If any of such selling stockholders exchanges partnership units for our common stock pursuant to this prospectus and falls below the above-mentioned 25% ownership threshold, such selling stockholder will no longer be the beneficiary of our covenant to make debt available to guarantee.

Our common stockholders are not entitled to any debt guarantee.
Compensation, Fees and Distributions

We do not receive any compensation for our services as general partner of our operating partnership. As a partner, however, we have a right to allocations and distributions similar to other partners. In addition, our operating partnership will reimburse us for all expenses incurred relating to our ongoing operations and any issuance of additional partnership interests.

Our officers receive compensation for their services.

Effective as of the completion of our initial public offering in April 2010, we commenced paying each of our directors who is not an employee of our company or our subsidiaries an annual cash retainer of $20,000 for service as a director, which retainer was prorated during 2010 for the portion of the year that elapsed following our initial public offering. We also reimburse our non-employee directors for reasonable expenses incurred to attend board of directors and committee meetings and otherwise incurred in connection with the performance of their duties. Directors who are employees of our company or our subsidiaries do not receive compensation for their service as directors.

Upon the completion of our initial public offering, each of our non-employee directors received an upfront equity award of 7,143 shares of restricted stock. Similarly, we will grant such number of shares of restricted stock as is determined by dividing (1) $100,000 by (2) the fair market value per share of our common stock on the date of grant (as determined under our equity incentive award plan) to each non-employee director who is initially elected or appointed to our board of directors in the future on the date of such initial election or appointment. These initial awards will vest pro-rata in monthly installments over four years from the date of grant.

Each of our non-employee directors will also receive an annual equity award of such number of shares of restricted stock as is determined by dividing (1) $20,000 by (2) the fair market value per share of our common stock on the date of grant (as determined under our equity incentive award plan) on the date of each annual meeting of stockholders. These annual awards will vest pro-rata in monthly installments over one year from the date of grant.
Liability of Investors

Under applicable Delaware law, a limited partner is generally not liable for the obligations of our operating partnership, unless the limited partner is also a general partner or, in addition to the exercise of the limited partner’s rights and powers as a limited partner, the limited partner takes part in the control of the business. The liability of the limited partners for debts and obligations is generally limited to the amount of their current investment in our operating partnership, measured as an amount equal to their respective capital account balance. Under the partnership agreement, limited partners have no liability except as expressly provided for therein or under Delaware law.

Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.
Liquidity

Generally, we may not voluntarily withdraw from or transfer or assign our interest in the operating partnership, other than to our affiliates (as defined under federal securities laws), without the consent of limited partners holding more than 50% of the partnership interests of all limited partners (other than those held by us or our subsidiaries).

The limited partners have agreed not to transfer, assign, sell, encumber or otherwise dispose of their interest in the operating partnership without our consent before May 4, 2011, other than to us, as general partner, or to family members, affiliates (as defined under federal securities laws), original limited partners and charitable organizations and as collateral in connection with certain lending transactions, subject to specified limitations. Beginning May 4, 2011, any transfer of operating partnership units by the limited partners, except to the parties specified above, will be subject to a right of first refusal by us and must be made only to “accredited investors” as defined under Rule 501 of the Securities Act. In each case, the transferee must agree to assume the transferor’s obligations under the partnership agreements.

A stockholder is entitled to freely transfer the shares of our common stock received in exchange for partnership units, subject to prospectus delivery and other requirements for registered securities and subject to the restrictions on ownership and transfer of shares of our stock contained in our charter. Our common stock is listed on the NYSE. The success of the secondary market for shares of our common stock depends, among other things, upon the number of shares outstanding, our financial results and prospects, the general interest in us and other real estate investments and our dividend yield compared to that of other debt and equity securities.

Taxes

We are the tax matters partner of our operating partnership and, as such, we have authority to make tax elections under the Code on behalf of our operating partnership.

Our operating partnership itself is not required to pay federal income taxes. Instead, each holder of units includes its allocable share of partnership taxable income or loss in determining its individual federal income tax liability. Income and loss generally is subject to “passive activity” limitations. Under the “passive activity” rules, partners can generally offset income and loss that is considered “passive” against income and loss from other investments that constitute “passive activities.”

Partnership cash distributions are generally not taxable to a holder of units except to the extent they exceed the holder’s basis in its partnership interest, which will include such holder’s allocable share of the debt of the partnership.

Holders of units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which our operating partnership owns property, even if they are not residents of those states.

As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, generally will constitute dividends taxable to our taxable U.S. stockholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. In addition, these distributions generally will not be eligible for treatment as “qualified dividend income” for individual U.S. stockholders. Distributions that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. Distributions in excess of current and accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a stockholder’s adjusted basis in his, her or its common stock, with the excess taxed as capital gain.

Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain.

Stockholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material United States federal income tax considerations regarding our company and the issuance and resale of our common stock. For purposes of this section under the heading “Material United States Federal Income Tax Considerations,” references to “Excel Trust, Inc.,” “we,” “our,” and “us” mean only Excel Trust, Inc., and not its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on current law, including:

•	the Code,

•	current, temporary and proposed Treasury regulations promulgated under the Code,

•	the legislative history of the Code,

•	current administrative interpretations and practices of the IRS and

•	court decisions,

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if so challenged. State, local and foreign income tax laws may differ substantially from any corresponding United States federal income tax laws. This discussion does not address any aspect of the laws of any state, local or foreign jurisdiction, or any United States federal tax other than the income tax, associated with the issuance and resale of our common stock or our election to be taxed as a REIT.

You are urged to consult your tax advisors regarding the specific tax consequences to you of:

•	the exchange of your common units for our common stock or cash,

•	the acquisition, ownership, and/or sale or other disposition of our common stock, including the United States federal, state, local, foreign and other tax consequences,

•	our election to be taxed as a REIT for United States federal income tax purposes, and

•	potential changes in the applicable tax laws.

Tax Consequences of the Exercise of Exchange Rights

If you exercise your right to require the operating partnership to acquire all or part of your common units, and we elect to acquire some or all of your units in exchange for our common stock, the exchange will be a taxable transaction. You generally will recognize gain in an amount equal to the value of our common stock received, plus the amount of liabilities of the operating partnership allocable to your common units being exchanged, less your tax basis in those units. The recognition of any loss is subject to a number of limitations set forth in the Code. The character of any gain or loss as capital or ordinary will depend on the nature of the assets of the operating partnership at the time of the exchange. The tax treatment of any acquisition of your common units by the operating partnership in exchange for cash may be similar, depending on your circumstances.

Taxation of Our Company

General. We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2010. We believe that we have been organized and have operated in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 2010, and we intend to continue to be organized and operate in this manner. However, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operated, in a manner so as to qualify or remain qualified as a REIT. See “— Failure to Qualify.”

Latham & Watkins LLP has acted as our tax counsel in connection with this prospectus. Latham & Watkins LLP has rendered an opinion to us to the effect that, commencing with our taxable year ended December 31, 2010, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion is based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied and will satisfy those requirements. Further, the anticipated federal income tax treatment described in this discussion may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to the date of such opinion.

The sections of the Code and the corresponding Treasury regulations that relate to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the United States federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.

Provided we qualify for taxation as a REIT, we generally will not be required to pay United States federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that is generally required to pay tax at the corporate level. Double taxation means taxation that occurs once at the corporate level when income is earned and once again at the stockholder level when that income is distributed. We will, however, be required to pay United States federal income tax as follows:

•	We will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	We may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•

If we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property and for which an election is in effect.

•

We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (a) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test, and (b) the amount by which 95% of our gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•

If we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets that caused us to fail such test.

•

If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•

We will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•

If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under existing Treasury regulations on its tax return for the year in which we acquire the asset from the C corporation.

•

We will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to our tenants by a “taxable REIT subsidiary” of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by our taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. See “— Penalty Tax.”

•

We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our common stock.

•	Our “taxable REIT subsidiaries” generally will be required to pay federal corporate income tax on their earnings.

Requirements for Qualification as a Real Estate Investment Trust. The Code defines a “REIT” as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors,

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership,

(3)	that would be taxable as a domestic corporation, but for special Code provisions applicable to REITs,

(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code,

(5)	that is beneficially owned by 100 or more persons,

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year, and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive beginning with our taxable year ended December 31, 2010. In addition, our charter provides for restrictions regarding the ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next two sentences, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. In addition, if our failure to satisfy the share ownership requirements is due to reasonable cause and not willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure. See the subsection below entitled “— Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships and Limited Liability Companies. In the case of a REIT which is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of the partnership. The assets and gross income of the partnership retain the same character in the hands of the REIT, including for purposes of satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership in which it owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the REIT income and asset tests described below. A brief summary of the rules governing the United States federal income taxation of partnerships and limited liability companies is set forth below in “— Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.” The treatment described above also applies with respect to the ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

We have control of our operating partnership and the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. In the future, we may be a limited partner or non-managing member in a partnership or limited liability company. If such a partnership or limited liability company were to take actions which could jeopardize our status as a REIT or require us to pay tax, we could be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in time to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below. See “— Failure to Qualify.”

Ownership of Interests in Qualified REIT Subsidiaries. We may from time to time own certain wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and we do not elect with the corporation to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation for United States federal income tax purposes, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code, including the REIT qualification tests. Thus, in applying the United States federal income tax requirements described in this summary, any corporation in which we own a 100% interest (other than a taxable REIT subsidiary) is ignored, and all assets, liabilities, and items of income, gain, loss, deduction and credit of such corporation are treated as our assets, liabilities and items of income, gain, loss, deduction, and credit. A qualified REIT subsidiary is not required to pay United States federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities described below under “— Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. We currently hold an interest in one taxable REIT subsidiary and may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation, other than a REIT, with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to United States federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of its taxable REIT subsidiaries will be subject to the 25% asset test regarding our holding of the securities of one or more taxable REIT subsidiaries but will not be subject to the 10% or 5% asset tests described below. See “—Asset Tests.”

Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year, we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains, from (a) investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or (b) some types of temporary investments. Second, in each taxable year, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains, from the real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•

The amount of rent must not be based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales,

•

We, or an actual or constructive owner of 10% or more of our capital stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that is also our taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value,

•

Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property,” and

•

We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be non-qualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend and as a general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. We may, however, intentionally fail to satisfy some of these conditions to the extent we conclude, based on the advice of our tax counsel, that the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will agree with our determinations of value.

From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. The term “hedging transaction” generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income we derive from a hedging transaction, including gain from the sale or disposition thereof, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 95% gross income test and from the 75% gross income test. To the extent that we do not properly identify such transactions as hedges, we hedge other risks or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure our hedging transactions in a manner that does not jeopardize our status as a REIT.

We believe that the aggregate amount of non-qualifying income we receive, from all sources, in any taxable year will not exceed the limit on non-qualifying income under the gross income tests. We will monitor the types of income we derive, and we will take actions intended to keep any non-qualifying income within the limitations of the REIT income tests. While we expect these actions will prevent a violation of the REIT income tests, we cannot guarantee that such actions will in all cases prevent such a violation. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•

following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury regulations to be issued, and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally accrue or receive exceeds the limits on non-qualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “— Taxation of Our Company —General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite our periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our operating partnership’s investment objectives. We do not intend to enter into any sales that are prohibited transactions. The IRS, however, may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by our taxable REIT subsidiary to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

If, in the future, a taxable REIT subsidiary of ours provides services to our tenants, we intend to set the fees paid to the taxable REIT subsidiary for such services at arm’s length rates, although the fees paid may not satisfy the safe harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Asset Tests. At the close of each calendar quarter of our taxable year, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets, including our allocable share of the assets held by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, our qualified REIT subsidiaries and our taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer. Solely for purposes of the 10% value test, however, certain securities including, but not limited to “straight debt” securities having specified characteristics, loans to an individual or an estate, obligations to pay rents from real property and securities issued by a REIT, are disregarded as securities. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

To the extent that we own an interest in an issuer that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that the value of the securities of any such issuer has not exceeded 5% of the total value of our assets. Moreover, with respect to each issuer in which we own an interest that does not qualify as a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer has complied with the 10% voting securities limitation, the 10% value limitation and the 75% asset test. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will agree with our determinations of value.

The asset tests described above must be satisfied at the close of each calendar quarter of our taxable year. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values unless we (directly or through our operating partnership) acquire securities in the applicable issuer, increase our ownership of securities of such issuer (including as a result of increasing our interest in our operating partnership or other partnerships and limited liability companies which own such securities), or acquire other assets. For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights. If we fail to satisfy an asset test because we acquire securities or other property during a quarter, including as a result of an increase in our interest in our operating partnership, we may cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take such actions within the 30 days after the close of any calendar quarter as may be required to cure any noncompliance.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our non-qualifying assets (1) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (2) we dispose of the non-qualifying assets or otherwise satisfy such asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period by taking steps including (1) the disposition of sufficient non-qualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued and (2) disclosing certain information to the IRS. In such case, we will be required to pay a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

Although we believe that we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any calendar quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or a reduction in our operating partnership’s overall interest in an issuer will not be required. If we fail to timely cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT. See “— Failure to Qualify” below.

Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income,” and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognize on the disposition of the asset, to the extent that gain does not exceed the excess of (1) the fair market value of the asset, over (2) our adjusted basis in the asset, in each case, on the date we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions generally are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. The amount distributed must not be preferential — i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner, to take such steps as may be necessary to cause our operating partnership to distribute an amount sufficient to permit us to meet these distribution requirements.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other noncash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may be required to borrow funds to pay cash dividends or to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements, while preserving our cash.

Pursuant to IRS guidance, certain part-stock and part-cash dividends distributed by publicly-traded REITs with respect to calendar years 2008 through 2011, and in some cases declared as late as December 31, 2012, will be treated as distributions for purposes of the REIT distribution requirements. Under the terms of this guidance, up to 90% of our distributions could be paid in shares of our stock. If we make such a distribution, taxable stockholders would be required to include the full amount of the dividend (i.e., the cash and the stock portion) as ordinary income (subject to limited exceptions) to the extent of our current and accumulated earnings and profits for United States federal income tax purposes, as described under the headings “— Taxable U.S. Holders Generally — Distributions Generally” and “— Taxation of Non-U.S. Holders — Distributions Generally.” As a result, our stockholders could recognize taxable income in excess of cash received and may be required to pay tax with respect to such dividends in excess of cash received. If a taxable stockholder sells the stock it receives as a dividend, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of the stock at the time of the sale. Furthermore, with respect to non-U.S. holders, we may be required to withhold United States tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirements for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the 90% distribution requirements and 4% excise tax described above, distributions declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges. We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for United States federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to United States federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify

Specified cure provisions are available to us in the event that we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status.

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction and non-corporate distributees may be eligible for the preferential tax rates on the qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General. All of our investments are held through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships (or disregarded entities) for United States federal income tax purposes. In general, entities that are classified as partnerships (or disregarded entities) for United States federal income tax purposes are treated as “pass-through” entities which are not required to pay United States federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax thereon, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our pro rata share of the foregoing items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests and subject to special rules relating to the 10% asset test described above, we will include our pro rata share of the assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interest. See “— Taxation of Our Company.”

Entity Classification. Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of one or more of these entities as a partnership (or disregarded entity). For example, an entity that would otherwise be classified as a partnership for United States federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury regulations. We do not anticipate that our operating partnership, or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership which is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “— Taxation of Our Company — Asset Tests” and “— Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “— Failure to Qualify” for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in our operating partnership’s or a subsidiary partnership’s or limited liability company’s tax status might be treated as a taxable event. In that case, we might incur a tax liability without any related cash distributions. We believe our operating partnership and each of our other partnerships and limited liability companies will be classified as a partnership or a disregarded entity for United States federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction. The net income of our operating partnership generally will be allocated to us to the extent of the accrued preferred return on our Series A preferred units and then to us, as the general partner, and to the limited partners in accordance with our respective percentage interests in the common units issued by our operating partnership. Net loss will generally be allocated to us, as general partner, and the limited partners in accordance with our respective common percentage interests in our operating partnership until the limited partner’s capital is reduced to zero and any remaining net loss would be allocated to us. Certain limited partners have agreed to guarantee debt of our operating partnership, either directly or indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guarantees or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our operating partnership to holders of operating partnership units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our operating partnership, which net loss would have otherwise been allocable to us. In addition, the partnership agreement further provides that holders of LTIP units will be entitled to receive special allocations of gain in the event of a sale or hypothetical sale of assets of our operating partnership prior to the allocation of gain to holders of common operating partnership units. This special allocation of gain is intended to enable the holders of LTIP units to convert their LTIP units into common units.

If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation would be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated thereunder.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time. These allocations are solely for United States federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Appreciated property was contributed to our operating partnership in exchange for interests in our operating partnership in connection with our formation. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. This could cause us to be allocated (1) lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties had a tax basis equal to their fair market value at the time of the contribution and (2) taxable gain in the event of a sale of such contributed properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in the preceding sentence might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “— Taxation of Our Company — Requirements for Qualification as a Real Estate Investment Trust” and “— Annual Distribution Requirements.” To the extent our depreciation is reduced, or our gain on sale is increased, a greater portion of our distributions may be taxed as dividend income. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We have not yet decided what method will be used to account for book-tax differences for properties that may be acquired by our operating partnership in the future.

Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

United States Federal Income Tax Considerations for Holders of Our Common Stock

The following summary describes the material United States federal income tax consequences to you of purchasing, owning and disposing of our common stock. This summary assumes that you hold our common stock as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). Your tax treatment will vary depending on your particular situation, and this discussion does not address all the tax consequences that may be relevant to you in light of your particular circumstances. This discussion does not address the tax consequences relevant to persons who receive special treatment under the United States federal income tax law, except to the extent discussed specifically herein. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts,

•	insurance companies,

•	tax-exempt organizations,

•	“S” corporations,

•	traders in securities that elect to mark to market,

•	partnerships, pass-through entities and persons holding our securities through a partnership or other pass-through entity,

•	holders subject to the alternative minimum tax,

•	regulated investment companies and REITs,

•	foreign governments and international organizations,

•	broker-dealers or dealers in securities or currencies,

•	United States expatriates,

•	persons holding our securities as a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction,

•	except to the extent discussed below, non-U.S. holders (as defined below), and

•	U.S. holders (as defined below) whose functional currency is not the United States dollar.

If you are considering exercising your exchange rights, you should consult your tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the exchange and acquisition, ownership and disposition of our common stock arising under the laws of any state, local or foreign taxing jurisdiction.

When we use the term “U.S. holder,” we mean a beneficial owner of shares of our common stock who, for United States federal income tax purposes:

•	is a citizen or resident of the United States,

•

is a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia,

•	is an estate the income of which is subject to United States federal income taxation regardless of its source, or

•

is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or a trust that has a valid election in place to be treated as a United States person.

If a partnership (or other entity taxable as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding such stock, you should consult your tax advisor.

If you hold shares of our common stock and are not a U.S. holder or a partnership or an entity treated as a partnership, you are a “non-U.S. holder.”

Taxable U.S. Holders Generally

Distributions Generally. Distributions out of our current or accumulated earnings and profits, other than capital gain dividends and certain amounts subject to corporate level taxation as discussed below, will constitute dividends taxable to our taxable U.S. holders as ordinary income when actually or constructively received. See “— Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent provided in “— Tax Rates” below, the preferential tax rates on qualified dividend income applicable to non-corporate taxpayers. For purposes of determining whether distributions to holders of our stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

To the extent that we make distributions on our stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder’s adjusted tax basis in its shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gains. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their income tax returns any of our net operating losses or capital losses.

Certain stock dividends, including dividends partially paid in our capital stock and partially paid in cash that comply with certain IRS guidance discussed above under “— Taxation of Our Company — Annual Distribution Requirements,” will be taxable to the recipient U.S. holder to the same extent as if paid in cash.

Capital Gain Dividends. Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. holders as a gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. These dividends may be taxable to non-corporate U.S. holders at preferential tax rates. See “— Tax Rates” below. U.S. holders that are corporations, however, may be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our stock for the year to the holders of all classes of our stock in proportion to the amount that our total dividends, as determined for United States federal income tax purposes, paid or made available to the holders of our stock, respectively, for the year bears to the total dividends, as determined for United States federal income tax purposes, paid or made available to holders of all classes of our stock for the year.

Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. holder generally would:

•

include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its United States federal income tax return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable,

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. holder’s long-term capital gains,

•	receive a credit or refund for the amount of tax deemed paid by it,

•	increase the adjusted basis of its stock by the difference between the amount of includable gains and the tax deemed to have been paid by it, and

•	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. holder of our shares will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock. If a U.S. holder sells or disposes of shares of our common stock, the holder will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held the common stock for more than one year. However, if a U.S. holder recognizes loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains.

Information Reporting and Backup Withholding. We report to our U.S. holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to dividends paid unless the U.S. holder comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. holder’s United States federal income tax liability, provided the required information is timely filed with the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “— Taxation of Non-U.S. Holders.”

Tax Rates. The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” is generally 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” is generally 15%. However, dividends payable by REITs are not eligible for the 15% tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year). For taxable years beginning after December 31, 2012, the 15% the capital gains tax rate is currently scheduled to increase to 20% and the rate applicable to dividends will increase to the tax rate then applicable to ordinary income. In addition, U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.

In addition, certain U.S. holders who are individuals, estates or trusts must pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Certain payments made after December 31, 2012 to “foreign financial institutions” in respect of accounts of U.S. holders at such financial institutions may be subject to withholding at a rate of 30%. U.S. holders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of our common stock. See “— Taxation of Non-U.S. Holders — Foreign Accounts.”

Taxation of Tax-Exempt Stockholders

Dividend income from us and gain arising upon a sale of our shares generally should not be unrelated business taxable income to a tax-exempt stockholder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, “debt-financed property” is property, the acquisition or holding of which is financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from United States federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders. However, because our stock will be publicly traded, we cannot guarantee that this is or will always be the case.

Taxation of Non-U.S. Holders

The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our common by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation that may be relevant to a non-U.S. holder in light of its particular circumstances and does not address any state, local or foreign tax consequences. We urge non-U.S.

holders to consult their tax advisors to determine the impact of United States federal, state, local and foreign income tax laws on the purchase, ownership, and disposition of shares of our common stock, including any reporting requirements.

Distributions Generally. Distributions (including certain stock dividends) that are neither attributable to gain from our sale or exchange of United States real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. holders are subject to tax, and are generally not subject to withholding. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. As a result, except with respect to certain distributions attributable to the sale of United States real property interests as described below, we expect to withhold United States federal income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

•	a lower treaty rate applies and the non-U.S. holder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate, or

•	the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder’s United States trade or business.

Distributions in excess of our current or accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s common stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the adjusted basis of a non-U.S. holder’s common stock, they will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as if made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

(1)	the investment in our stock is treated as effectively connected with the non-U.S. holder’s United States trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or
(2)	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to the Foreign Investment in Real Property Tax Act, or FIRPTA, distributions to a non-U.S. holder that are attributable to gain from our sale or exchange of United States real property interests (whether or not designated as capital gain dividends) will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. holders would generally be taxed at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the IRS 35% (or 15% to the extent provided in Treasury regulations) of any distribution to non-U.S. holders that is designated as a capital gain dividend, or, if greater, 35% (or 15% to the extent provided in Treasury regulations) of a distribution to the non-U.S. holders that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. holder’s United States federal income tax liability. However, any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the U.S. withholding tax described above, if the non-U.S. holder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated in the same manner as ordinary dividend distributions.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. holder would be able to offset as a credit against its United States federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. holder’s proportionate share of such tax paid by us exceeds its actual United States federal income tax liability.

Sale of Our Common Stock. Gain recognized by a non-U.S. holder upon the sale or exchange of our stock generally will not be subject to United States federal income taxation unless such stock constitutes a “United States real property interest” within the meaning of FIRPTA. Our stock will not constitute a “United States real property interest” so long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s stock is held directly or indirectly by non-U.S. holders. We believe, but cannot guarantee, that we have been a domestically-controlled qualified investment entity, and because most of our capital stock is publicly traded, no assurance can be given that we will continue to be a domestically-controlled qualified investment entity.

Notwithstanding the foregoing, gain from the sale or exchange of our stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in our stock is treated as effectively connected with the non-U.S. holder’s United States trade or business or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if we qualify as a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above under “— Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests”), a non-U.S. holder may be treated as having gain from the sale or exchange of United States real property interest if the non-U.S. holder (1) disposes of our stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a United States real property interest and (2) acquires, or enters into a contract or option to acquire, other shares of our stock during the 61-day period beginning with the first day of the 30-day period described in clause (1). Non-U.S. holders should contact their tax advisors regarding the tax consequences of any sale, exchange, or other taxable disposition of our stock.

Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. holder sells or exchanges our stock, gain arising from such a sale or exchange would not be subject to United States federal income taxation under FIRPTA as a sale of a United States real property interest if:

(1)	such class of stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market such as the NYSE, and

(2)	such non-U.S. holder owned, actually and constructively, 5% or less of our stock throughout the applicable testing period.

Our common stock currently is “regularly traded” on an established securities market, although we cannot guarantee that it will be so traded in the future.

If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale or exchange of our stock were subject to taxation under FIRPTA, and if shares of our stock were not “regularly traded” on an established securities market, the purchaser of such stock would be required to withhold and remit to the IRS 10% of the purchase price. If amounts withheld on a sale, redemption, repurchase, or exchange of our stock exceed the non-U.S. holder’s substantive tax liability resulting from such disposition, such excess may be refunded or credited against such non-U.S. holder’s United States federal income tax liability, provided that the required information is provided to the IRS on a timely basis. Amounts withheld on any such sale, exchange or other taxable disposition of our stock may not satisfy a non-U.S. holder’s entire tax liability under FIRPTA, and such non-U.S. holder remains liable for the timely payment of any remaining tax liability.

Information Reporting and Backup Withholding. Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. holder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. holder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. holder is a United States person.

Backup withholding is not an additional tax. Rather, the United States federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is timely furnished to the IRS.

Foreign Accounts. Withholding taxes may apply to certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities after December 31, 2012. Under these rules, a 30% withholding tax will be imposed on dividends on, or gross proceeds from the sale or other disposition of, our stock paid to a foreign financial institution or to a foreign non-financial entity, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations or (2) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Prospective investors should consult their tax advisors regarding these rules.

Other Tax Consequences

State, local and foreign income tax laws may differ substantially from the corresponding United States federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction or any United States federal tax other than the income tax. You should consult your tax advisors regarding the effect of state and local tax laws with respect to our tax treatment as a REIT and on an investment in our common stock.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Latham & Watkins LLP, San Diego, California. Ballard Spahr LLP, Baltimore, Maryland, has issued an opinion to us as to the validity of the securities offered hereby.

EXPERTS

The financial statements, and the related financial statement schedules, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The (1) statement of revenues and certain expenses of Park West Place Shopping Center for the year ended December 31, 2009, incorporated in this prospectus by reference from Excel Trust Inc.’s Current Report on Form 8-K/A filed with the U.S. Securities and Exchange Commission (SEC) on February 24, 2011, (2) the statement of revenues and certain expenses for Gilroy Crossing for the year ended December 31, 2010, incorporated in this prospectus by reference from Excel Trust Inc.’s Current Report on Form 8-K/A filed with the SEC on May 4, 2011, and (3) the statement of revenues and certain expenses for the Shopping Center for the year ended December 31, 2010, incorporated in this prospectus by reference from Excel Trust Inc.’s Current Report on Form 8-K/A filed with SEC on May 4, 2011, all have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which reports on the statements of revenues and certain expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee	$1,552
Printing and Engraving Expenses	$10,000
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses	$20,000
Miscellaneous	$8,448

Total	$90,000

We will pay all of the costs identified above.

Item 15. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination as to the entitlement to indemnification to (1) any present or former director or officer or (2) any individual who, while a director or officer of our company and at our request, serves or has served another REIT, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a trustee, director, officer, employee, agent or partner of such REIT, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise from and against any claim or liability to which such individual may become subject or which such individual may incur by reason of his or her service in such capacity. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity or (2) any individual who, while a director or officer of our company and at our request, serves or has served another REIT, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise as a trustee, director, officer, employee, agent or partner and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in such proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was a result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

We have entered into indemnification agreements with each of our executive officers and directors whereby we agree to indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. The indemnification agreements require us to indemnify the director or officer party thereto, the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on behalf of us. In addition, the indemnification agreements require us to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding that is brought by or on behalf of us. In either case, the indemnitee is not entitled to indemnification if it is established that one of the exceptions to indemnification under Maryland law set forth above exists.

In addition, the indemnification agreements require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	an undertaking by or on behalf of the Indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Excel Trust, L.P., the partnership in which we serve as sole general partner.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-3:

Exhibit
3.1	Articles of Amendment and Restatement of Excel Trust, Inc. (1)

3.2	Amended and Restated Bylaws of Excel Trust, Inc. (1)

4.1	Form of Certificate for Common Stock of Excel Trust, Inc. (1)

5.1	Opinion of Ballard Spahr LLP with respect to the legality of the shares being registered.

8.1	Opinion of Latham & Watkins LLP with respect to tax matters.

10.1	Amended and Restated Agreement of Limited Partnership of Excel Trust, L.P. (2)

10.2	Registration Rights Agreement, dated May 4, 2010, by and among Excel Trust, Inc., Excel Trust, L.P. and the persons named therein. (3)

23.1	Consent of Ballard Spahr LLP (included in Exhibit 5.1).

23.2	Consent of Latham & Watkins LLP (included in Exhibit 8.1).

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.4	Consent of Deloitte & Touche LLP, independent registered auditors.

24.1	Power of Attorney (included on Signature Page).

(1)	Incorporated herein by reference to Excel Trust, Inc.’s Registration Statement on Form S-11, as amended (File No. 333-164031), filed with the Securities and Exchange Commission on December 24, 2009.
(2)	Incorporated herein by reference to Excel Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 31, 2011.
(3)	Incorporated herein by reference to Excel Trust, Inc. Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 4, 2010.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended,

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change such information in the registration statement, provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement, and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424,

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant,

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant, and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 6th day of May, 2011.

EXCEL TRUST, INC.

By:	/S/ Gary B. Sabin
Gary B. Sabin
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary B. Sabin and S. Eric Ottesen, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all pre-effective and post-effective amendments thereto as well as any related registration statements (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary B. Sabin Gary B. Sabin	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 6, 2011

/s/ James Y. Nakagawa James Y. Nakagawa	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 6, 2011

/s/ Spencer G. Plumb Spencer G. Plumb	President, Chief Operating Officer and Director	May 6, 2011

/s/ Mark T. Burton Mark T. Burton	Chief Investment Officer, Senior Vice President of Acquisitions and and Director	May 6, 2011

/s/ Bruce G. Blakley Bruce G. Blakley	Director	May 6, 2011

/s/ Burland B. East III Burland B. East III	Director	May 6, 2011

/s/ Robert E. Parsons, Jr. Robert E. Parsons, Jr.	Director	May 6, 2011

/s/ Warren R. Staley Warren R. Staley	Director	May 6, 2011

EXHIBIT INDEX

Exhibit
3.1	Articles of Amendment and Restatement of Excel Trust, Inc. (1)

3.2	Amended and Restated Bylaws of Excel Trust, Inc. (1)

4.1	Form of Certificate for Common Stock of Excel Trust, Inc. (1)

5.1	Opinion of Ballard Spahr LLP with respect to the legality of the shares being registered.

8.1	Opinion of Latham & Watkins LLP with respect to tax matters.

10.1	Amended and Restated Agreement of Limited Partnership of Excel Trust, L.P. (2)

10.2	Registration Rights Agreement, dated May 4, 2010, by and among Excel Trust, Inc., Excel Trust, L.P. and the persons named therein. (3)

23.1	Consent of Ballard Spahr LLP (included in Exhibit 5.1).

23.2	Consent of Latham & Watkins LLP (included in Exhibit 8.1).

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.4	Consent of Deloitte & Touche LLP, independent auditors.

24.1	Power of Attorney (included on Signature Page).

(1)	Incorporated herein by reference to Excel Trust, Inc.’s Registration Statement on Form S-11, as amended (File No. 333-164031), filed with the Securities and Exchange Commission on December 24, 2009.
(2)	Incorporated herein by reference to Excel Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 31, 2011.
(3)	Incorporated herein by reference to Excel Trust, Inc. Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 4, 2010.